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EXHIBIT 2.1

ASSET PURCHASE AND SALE AGREEMENT

        THIS ASSET PURCHASE AND SALE AGREEMENT ("Agreement"), dated as of the 18th day of November, 2003, is executed by and entered into by and between AMERICAN CENTRAL WESTERN OKLAHOMA GAS COMPANY, L.L.C., an Oklahoma limited liability company (the "Seller"), and MARKWEST WESTERN OKLAHOMA GAS COMPANY, L.L.C., an Oklahoma limited liability company (the "Buyer") and AMERICAN CENTRAL GAS TECHNOLOGIES,  INC. ("American Central").

        In consideration of the mutual promises contained herein, the benefits to be derived by each party hereunder and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1
Definitions.    As used in this Agreement, the following terms have the indicated meanings:

a.
The term "Agreement" as used in this Agreement shall mean this Asset and Purchase and Sale Agreement together with the exhibits hereto.

b.
The term "Assessment Period" as used in this Agreement shall mean a time period, which shall end on November 25, 2003.

c.
The term "Burlington" as used in this Agreement is defined in 9.1(a).

d.
The term "Burlington Contract" as used in this Agreement is defined in 9.1(a).

e.
The term "Burlington Reduction Reimbursement" as used in this Agreement is defined in 9.1(c).

f.
The term "Buyer" as used in this Agreement shall mean MarkWest Western Oklahoma Gas Company, L.L.C., an Oklahoma limited liability company.

g.
The term "Buyer Indemnitor" as used in this Agreement shall mean Buyer, its successors and assigns.

h.
The terms "Claim" and "Claims" as used in this Agreement shall mean all liability, costs (including without limitation any attorney fees and costs), expenses, claims, demands, fines, penalties, causes of action or other obligations under Environmental Laws.

i.
The term "Closing" as used in this Agreement is defined in Section 7.3.

j.
The term "Closing Amount" as used in this Agreement is defined in Section 3.3.

k.
The term "Closing Date" as used is this Agreement shall mean December 1, 2003.

l.
The term "Compressor Stations" as used in this Agreement shall mean the compressor stations and related buildings, improvements and facilities described on Exhibit E.

m.
The term "Contended Methodology" as used in this Agreement is defined in Section 9.1(a).

n.
The term "Contracts" as used in this Agreement shall mean the gas purchase agreements, gas and liquids sales agreements, gathering agreements, and other contracts and agreements relating to the System that are identified on Exhibit I.

o.
The term "Current Methodology" as used in this Agreement is defined in Section 9.1(a).

  p.
  The term "Earnest Money Deposit" as used in this Agreement is defined in Section 3.1(a).

  q.
  The term "Easements" as used in this Agreement shall mean all easements, rights-of-way, surface use agreements, servitudes, licenses, permits and other similar rights for the use of the surface or subsurface estate in connection with the System including, without limitation, those described on Exhibit C.

  r.
  The term "Effective Time" as used in this Agreement means December 1, 2003, at 12:01 a.m. Central Standard Time.

  s.
  The term "Environmental Assessment" as used in this Agreement is defined in Section 6.1.

  t.
  The term "Environmental Defect Notice Date" as used in this Agreement is defined in Section 6.6(c).

  u.
  The term "Environmental Laws" as used in this Agreement shall mean any and all laws, statutes, regulations, rules, or orders, of any state or federal governmental agency pertaining to the environment whose purpose is to protect the environment or wildlife and that are in effect in any and all jurisdictions in which the Properties are located, including, without limitation, the Clean Air Act, as amended, the Federal Water Pollution Control Act, as amended, the Rivers and Harbors Act of 1899, as amended, the Safe Drinking Water Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Resource Conservation and Recovery Act, as amended, the Hazardous and Solid Waste Amendments Act of 1984, as amended, the Toxic Substances Control Act, as amended, the Hazardous Materials Transportation Act, as amended, and the Oil Pollution Act of 1990, as amended.

  v.
  The term "Environmental Remediation Costs" as used in this Agreement is defined in Section 6.7.

  w.
  The term "Equipment" as used in this Agreement is defined in Section 2.1(g).

  x.
  The term "Escrow Agent" as used in this Agreement shall mean Guaranty Abstract and Title Company, Tulsa, Oklahoma.

  y.
  The term "Escrow Agreement" as used in this Agreement shall mean the agreement referred to in Section 3.1 in the form attached hereto as Exhibit K.

  z.
  The term "Gathering Lines" as used in this Agreement shall mean all natural gas gathering pipelines, residue gas pipelines and other gas pipelines comprising the System, including, without limitation, those described on Exhibit D.

  aa.
  The term "Liabilities" means all liability, costs (including without limitation any attorney fees and costs), expenses, claims, demands, fines, penalties, causes of action or other obligations other than those arising under Environmental Laws.

  bb.
  The term "MCNIC Group" as used in this Agreement shall mean DTE Gas Storage, Pipelines and Processing Company, formerly known as MCNIC Pipeline & Processing Company, Inc., a Michigan corporation, MCNIC East Texas Pipeline & Processing Company, a Michigan corporation, and MCNIC East Texas Gathering Company, a Michigan corporation.

  cc.
  The term "Negative Balance Payment Amount" as used in this Agreement is defined in Section 3.4(a).

  dd.
  The term "Monthly Settlement" as used in this Agreement is defined in Section 9.1(a).

  ee.
  The term "Owned Real Estate" as used in this Agreement shall mean the lands and other surface estates described on Exhibit A.

  ff.
  The term "Panhandle Gas Imbalances" as used in this Agreement is defined in Section 3.4(a).

  gg.
  The term "PEPL Index" as used in this Agreement shall mean the "Inside F.E.R.C." Panhandle Eastern Pipeline Texas/Oklahoma [Main line] Index as published for the first of the month of December, 2003.

  hh.
  The term "Parts Inventory" as used in this Agreement shall mean all spare parts, pipe, valves and other similar items of inventory located on or about the Gathering Lines, the Compressor Stations and the Processing Facilities and intended for use in connection with the System.

  ii.
  The term "Permits" as used in this Agreement shall mean all permits, franchises, licenses, concessions and other rights granted by any governmental authorities for the ownership, use or operation of the System, including, without limitation, those identified on Exhibit H.

  jj.
  The term "Positive Balance Payment Amount" as used in this Agreement is defined in Section 3.4(a).

  kk.
  The term "Pre-Closing Production" as used in this Agreement means all natural gas, natural gas condensate, and other hydrocarbons transported by and produced by the System prior to Closing.

  ll.
  The term "Preliminary Settlement Statement" as used in this Agreement shall mean a statement prepared by Seller which shall set forth the Closing Amount showing each adjustment and the calculation of such adjustments used to determine the Closing Amount.

  mm.
  The term "Processing Facilities" as used in this Agreement shall mean the processing facilities described on Exhibit F.

  nn.
  The term "Properties" as used in this Agreement shall mean all of the Seller's rights, titles, interests and benefits in and to the assets described in Section 2.1 relating to the "Foss Lake Gathering System" located in the Counties of Custer and Roger Mills in the State of Oklahoma.

  oo.
  The term "Purchase Price" as used in this Agreement is defined in Section 3.1.

  pp.
  The term "Real Property Leases" as used in this Agreement shall mean the real property leases and leasehold interests described on Exhibit B.

  qq.
  The term "Records" as used in this Agreement is defined in Section 2.1(m).

  rr.
  The term "Seller" as used in this Agreement shall mean American Central Western Oklahoma Gas Company, L.L.C., an Oklahoma limited liability company.

  ss.
  The term "Seller Indemnitee" as used in this Agreement shall mean Seller, its officers, directors, employees, contractors, representatives, and successors.

  tt.
  The term "Seller's Balancing Settlement Statement" as used in this Agreement is defined in Section 3.4(b).

  uu.
  The term "System" as used in this Agreement shall mean the Foss Lake Gathering System located in Custer and Rogers Mills Counties, Oklahoma, consisting of the Properties.

ARTICLE II

PURCHASE AND SALE OF THE PROPERTIES

2.1
Purchase and Sale of the Properties.    Subject to the terms and conditions of this Agreement, the Seller shall sell, assign, transfer and convey to Buyer, and Buyer shall purchase and pay for, all of the Seller's rights, titles, interests and benefits in and to the following described assets (hereinafter referred to as the "Properties") relating to the "Foss Lake Gathering System" located in the Counties of Custer and Roger Mills in the State of Oklahoma as hereinafter described (the "System"):

a.
Lands.    The lands and other surface estates described on Exhibit A hereto (the "Owned Real Estate");

b.
Real Property Leases.    The real property leases and leasehold interests described on Exhibit B hereto (the "Real Property Leases");

c.
Easements.    All easements, rights-of-way, surface use agreements, servitudes, licenses, permits and other similar rights for the use of the surface or subsurface estate in connection with the System including, without limitation, those described on Exhibit C hereto (the "Easements");

d.
Gathering Lines.    All natural gas gathering pipelines, residue gas pipelines and other gas pipelines comprising the System, including, without limitation, those described on Exhibit D hereto (the "Gathering Lines");

e.
Compressor Stations.    The compressor stations and related buildings, improvements and facilities described on Exhibit E hereto (the "Compressor Stations");

f.
Processing Facilities.    The processing facilities described on Exhibit F hereto (the "Processing Facilities");

g.
Equipment.    All fixtures, pipes, drips, valves, fittings, connections, regulators, compressors, cathodic or electric protection units, gates, meters, measuring stations, meter and regulator houses, other meter and regulation equipment, instruments, tanks, storage facilities, expanders, dehydrators, heaters, heat exchangers, chillers, separators, pumps, coolers, cooling towers, boilers, re-boilers, turbines, engines, generators, trucks, automobiles, and other equipment related to or comprising a part of the Gathering Lines, the Compressor Stations or the Processing Facilities and all improvements, fixtures and appurtenances thereto used in the operation of the System, including, without limitation, the items described on Exhibit G hereto (the "Equipment");

h.
Parts Inventory.    All spare parts, pipe, valves and other similar items of inventory located on or about the Gathering Lines, the Compressor Stations and the Processing Facilities and intended for use in connection with the System (the "Parts Inventory").

i.
Permits.    To the extent assignable, all permits, franchises, licenses, concessions and other rights granted by any governmental authorities for the ownership, use or operation of the System, including, without limitation, those identified on Exhibit H hereto (the "Permits");

j.
Contracts.    The gas purchase agreements, gas and liquids sales agreements, gathering agreements, and other contracts and agreements relating to the System that are identified on Exhibit I hereto (the "Contracts");

k.
Hydrocarbons.    All natural gas, condensate and other hydrocarbons owned by the Seller and located in the Gathering Lines, the Processing Facilities, the Equipment or elsewhere in the System as of the Closing Date;

  l.
  Warranties.    To the extent assignable, all warranties, representations and guarantees made by suppliers, manufacturers, and contractors held by the Seller and relating to the Gathering Lines or the Equipment; and

  m.
  Books and Records.    All books, files, records, correspondence, studies, surveys, reports and other data in the actual possession or control of Seller relating to the operation of the System, including, without limitation, all title records, customer lists, supplier lists, sales materials, promotional materials, operational records, technical records, production and processing records, division order and lease right-of-way files, accounting files and contract files (the "Records") with Seller retaining the right to maintain copies of the Records for a period of seven (7) years.

2.2
Excluded Assets.

a.
The Properties shall not include, and the Seller specifically retains unto itself, any and all other assets and properties of the Seller not specifically within the definition of the Properties set forth above. Without in any manner limiting the generality of the foregoing, all refunds, insurance, bonds, cash and deposits of Seller maintained in connection with the System or otherwise are expressly excluded from the Properties.

b.
Additionally, Seller shall retain all accounts receivable attributable to the sale and transportation of natural gas and natural gas condensate and shall be responsible for paying accounts payable with respect to the System during periods prior to the Effective Time. In the event Buyer is paid for such amounts as are properly due Seller, Buyer shall immediately remit such payments to Seller. If Buyer pays any accounts payable with respect to the System for periods prior to the Effective Time, Seller shall immediately reimburse Buyer for such amounts. Buyer shall be entitled to all proceeds from the sale and transportation of natural gas and natural gas condensate for periods following the Effective Time. In the event Seller is paid for such amounts as are properly due Buyer, Seller shall immediately remit such payment to Buyer.

2.3
Assumption of Liabilities and Obligations in Connection with Real Property Leases, Easements, Permits and Contracts.    Subject to the terms and conditions of this Agreement, Buyer shall assume, perform, observe and fulfill the duties, liabilities and obligations of Seller under the Real Property Leases, Easements, Permits and Contracts, except in each case to the extent that such terms, provisions, conditions, liabilities or obligations (i) were required to have been performed under the terms of such Real Property Leases, Easements, Permits and Contracts prior to the Closing Date, (ii) arise out of breaches or violations of or other delinquencies under such Real Property Leases, Easements, Permits and Contracts prior to the Closing Date, or (iii) relate to obligations incurred under the terms of such Real Property Leases, Easements, Permits and Contracts prior to the Closing Date.

2.4
Assumption of Equipment Leases.    Buyer shall assume, perform, observe and fulfill the duties, liabilities and obligations of Seller under the Equipment Leases described on Exhibit J, including the payment obligations incurred from and after the Effective Time thereunder and except payment obligations due prior to the Effective Time.

2.5
Effective Time.    For purposes of this Agreement, the "Effective Time" means 12:01, a.m., Central Standard Time, on December 1, 2003.

ARTICLE III

PURCHASE PRICE

3.1
Purchase Price.    The purchase price payable by Buyer for the Properties shall be Thirty-Seven Million Eight Hundred Fifty Thousand Dollars ($37,850,000.00) (the "Purchase Price") in immediately available funds, subject to adjustment as provided in this Article III and pursuant to Section 9.1(b), to be paid as follows:

a.
Earnest Money Deposit.    At the time of the execution and delivery of this Agreement by the parties, Buyer shall have deposited the sum of Two Million Five Hundred Thousand Dollars ($2,500,000.00) in immediately available funds (the "Earnest Money Deposit") with Guaranty Abstract and Title Company as Escrow Agent to be held by Escrow Agent pursuant to the terms of the Escrow Agreement attached hereto as Exhibit K which the parties shall execute at the time of the execution of this Agreement to be held and applied against the Purchase Price at Closing (as hereinafter defined) or otherwise disposed of pursuant to the terms of this Agreement.

b.
Payment of Remaining Balance of Purchase Price.    At Closing, which will occur no later than December 1, 2003, Buyer shall pay to Seller the balance of the Purchase Price as provided in Section 3.3.

3.2
Adjustments to Purchase Price.    The Purchase Price shall be subject to adjustment upward as follows:

    Buyer shall pay Seller an amount equal to all prepaid expenses attributable to the Properties that have been paid by Seller that inure to the benefit of Buyer and that are attributable to the period after the Effective Time, including, without limitation, prepaid ad valorem, property, production, severance and similar taxes (but not including income taxes) based upon or measured by the ownership of property or the production of hydrocarbons or the receipt of proceeds therefrom, but expressly excluding any prepaid insurance premiums.

3.3
Determination and Payment of Closing Amount.    Not less than five (5) business days prior to Closing, Seller shall prepare and deliver to Buyer the Preliminary Settlement Statement. The term "Closing Amount" means the Purchase Price (less the Earnest Money Deposit) adjusted as provided in Section 3.2, using for such adjustments the best information (including estimated data) available. The adjustments provided by Section 3.2 shall not increase the amount paid by Buyer at Closing by more than $100,000.00. If Buyer disputes any items on the Preliminary Settlement Statement, the parties shall meet and negotiate in good faith upon the resolution of the dispute; and, if resolved, that agreed upon amount shall be the Closing Amount. If not resolved, Seller's Preliminary Settlement Statement shall be used for Closing, subject to the post-closing adjustments set forth in this Agreement. In the event of a dispute regarding the Seller's Preliminary Settlement Statement involving amounts of less than $100,000.00 or less, such dispute shall be resolved post-closing and shall be determined by the method provided by Section 3.4(c) below. At the Closing, Buyer shall pay to Seller the Closing Amount in immediately available funds by wire transfer to an account or accounts designated in writing by Seller.

3.4
Post-Closing Determination and Payment for Gas Imbalances.

a.
The parties acknowledge that as of the Effective Time, the System may be subject to gas imbalances relating to producers/shippers on the System. Seller shall be required to settle all imbalances with producers/shippers as of the Effective Time. The system may also be subject to gas imbalances relating to Panhandle Eastern Pipeline Company (the "Panhandle Gas Imbalances"). Seller shall use reasonable efforts to minimize the extent of the Panhandle Gas Imbalances. In the event the Panhandle Gas Imbalances are positive with respect to the

    System (meaning the System is owed deliveries of gas from Panhandle without having to make payment for such deliveries) as of the Effective Time, Buyer shall pay Seller for such positive balance based upon a valuation calculated using the PEPL Index (the "Positive Balance Payment Amount"). Buyer shall be entitled to Seller's positive balance with Panhandle Eastern Pipeline Company upon payment therefor as provided in this Section 3.4. In the event the Panhandle Gas Imbalances are negative (meaning the System owes Panhandle) with respect to the System as of the Effective Time, Seller shall pay Buyer for such negative balance based upon a valuation using the PEPL Index (the "Negative Balance Payment Amount"). Upon such payment by Seller, Buyer shall satisfy any obligation to Panhandle for such negative balances.

  b.
  As soon as practicable after the Closing, but not later than 60 days after the Closing, Seller shall prepare and deliver to Buyer, in accordance with this Agreement and generally accepted accounting principles, a statement ("Seller's Balancing Settlement Statement") setting forth its calculation of the Positive Balance Payment Amount or Negative Balance Payment Amount. As soon as practicable after receipt of Seller's Balancing Settlement Statement, and no later than 90 days after the Closing, Buyer shall deliver to Seller a written report containing any changes that Buyer proposes be made to Seller's Balancing Settlement Statement. Seller and Buyer shall undertake to agree with respect to the proper amounts due for the Panhandle Gas Imbalances not later than 15 days after the receipt by Seller of Buyer's proposed changes referred to in the preceding sentence.

  c.
  If Buyer and Seller are unable to agree upon the proper amount due for the Panhandle Gas Imbalances within the time periods set forth above, the parties shall mutually select a firm of independent accountants of national standing to audit the Seller's Balancing Settlement Statement and determine the proper amount due for the Panhandle Gas Imbalances in accordance with the terms of this Agreement. The decision of such independent accounting firm shall be binding on Buyer and Seller, and the fees and expenses of such independent accounting firm shall be borne one-half by Buyer and one-half by Seller.

3.5
Seller's Liability for Taxes and Entitlement to Pre-Effective Date Gas.

a.
Seller shall be responsible for and pay all unpaid ad valorem, property, production, severance and similar taxes and assessments based upon or measured by the ownership of property or the production of hydrocarbons or the receipt of proceeds therefrom accruing to the Properties prior to the Effective Time.

b.
Seller shall be entitled to payment for all natural gas, natural gas condensate and other hydrocarbons transported by and produced by the System prior to the Effective Time (the "Pre-Closing Production").

3.6
Allocation to Equipment and Parts Inventory.    The portion of the Purchase Price which the parties agree should reasonably be allocable to the Equipment and Parts Inventory not a part of the real estate interests sold hereunder is Twelve Thousand Nine Hundred Ninety-Seven Dollars and Sixty Cents ($12,997.60).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

        Seller represents and warrants to Buyer as follows:

4.1
Seller's Representations and Warranties.

a.
Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Oklahoma and is duly qualified to carry on its business in Oklahoma.

  b.
  Seller has the power and authority to execute and deliver this Agreement and each agreement and instrument to be delivered by Seller pursuant hereto, and to carry out its obligations hereunder. To the best of Seller's knowledge the execution, delivery and performance of this Agreement and each agreement and instrument to be delivered pursuant hereto by Seller, and the consummation of the transactions provided for hereby have been duly authorized and approved by all requisite action of Seller and no other act or proceeding on the part of Seller or its manager or members is necessary to authorize the execution, delivery or performance of this Agreement and this Agreement is a legal, valid, binding and enforceable obligation of Seller, except as may be limited by bankruptcy or other laws of such general application affecting creditors' rights generally.

  c.
  No consent, approval, or notices of or to any other person is required with respect to Seller in connection with the execution, delivery or enforceability of this Agreement or the consummation of the transactions provided for hereby other than (i) those for which any adverse consequences arising out of the failure to obtain such consent or to make such filing are immaterial, individually and in the aggregate, to the Properties, (ii) consents already obtained by Seller; and (iii) consents not yet obtained by Seller which are set forth on Exhibit L.

  d.
  Seller has not incurred any obligation or liability, contingent or otherwise, for brokers' or finders' fees in connection with the transactions contemplated by this Agreement for which Buyer shall have any responsibility or liability. Seller agrees to pay and to indemnify fully, hold harmless and defend Buyer from and against, and pay, any claims by any person alleging a right to a broker's or finder's fee based upon any actions of Seller in connection with these transactions.

  e.
  This Agreement and the execution and delivery hereof by Seller does not, and the fulfillment and compliance with the terms and conditions hereof and the consummation of the transactions contemplated hereby will not:

  i.
  Conflict with any of the terms, conditions or provisions of the Articles of Organization or Operating Agreement of Seller;

  ii.
  Violate any provisions of or, except with respect to any consents, authorizations or approvals of governmental authorities as are customarily generated and received in the ordinary course of business at post-closing dates, require any consent, authorization or approval of any governmental authority under, any statute, law, rule, regulation, ordinance, court order or judgment applicable to or binding upon Seller;

  iii.
  Conflict with, result in a breach of, constitute a default under, accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under any mortgage, indenture, loan, credit agreement or other agreement or instrument evidencing indebtedness for borrowed money to which Seller is a party or by which Seller is bound or to which any of the Properties owned by it is subject, except any such consent as has been obtained prior to the date hereof; or

  iv.
  Result in the creation or imposition of any lien, charge or other encumbrance upon the Properties.

  f.
  Seller is not in default under any other agreement, contract, lease, license or other instrument to which Seller is a party or by which Seller is bound or to which any of the Properties are subject.

  g.
  The Properties have been and are being operated through the Closing Date in compliance with all statutes, laws, rules, regulations or orders of any governmental authorities applicable to or binding upon Seller or the Properties. In the event of a breach of this warranty with respect to claims under Environmental Laws, the provisions of Section 6.7 hereof shall be applicable. Seller holds such permits, governmental licenses, approvals, authorizations and exemptions, including environmental permits, that are necessary to carry on the business of the System as presently conducted. The System, as currently operated by Seller, does not require certificate authority from the Federal Energy Regulatory Commission. All necessary reports required by any governmental authority with respect to the Properties have been, and through the Closing Date will be, timely, properly and accurately made in all material respects.

  h.
  At the Closing, Seller will convey title to the Properties free and clear of any and all liens, claims or encumbrances of persons claiming by, through or under Seller, but not otherwise. All or a portion of the Properties are subject to a mortgage described below:

      Mortgage from American Central Western Oklahoma Gas Company, LLC to First Union National Bank, as Agent, dated August 11, 1998, recorded on October 7, 1998, in Book 1568, Page 556, Roger Mills County, and on October 26, 1998, in Book 1053, Pages 519-573, Custer County, Oklahoma.

    Seller shall obtain a release of such mortgage with respect to the System and the Properties and deliver the same to Buyer at or prior to Closing.

  i.
  With respect to the Real Property Leases, Easements and Contracts, in all material respects: (i) to the knowledge of Seller all of such Real Property Leases, Easements and Contracts are in full force and effect and are the valid and legally binding obligations of the parties thereto; (ii) Seller is not in breach or default with respect to any material obligations pursuant to any of the Real Property Leases, Easements or Contracts; (iii) all material payments required to be made by Seller thereunder prior to Closing Date have been made by Seller or will be made by Seller prior to the Closing Date; (iv) to the knowledge of Seller, no other party to any of the Real Property Leases, Easements or Contracts (or any successor in interest thereto) is in breach or default with respect to any of its material obligations thereunder; and (v) neither Seller nor, to the knowledge of Seller, any other party to any of the Real Property Leases, Easements or Contracts has given or threatened to give notice of any action to terminate, cancel, rescind or procure a judicial reformation of any of the Contracts or any provision thereof.     Certain of the Real Property Leases, Easements and Contracts may require the consent of third parties in connection with the transactions contemplated by this Agreement.

  j.
  No person, firm or entity holds any preferential or pre-emptive purchase right to purchase all or any portion of the Properties.

  k.
  All costs incurred by Seller in the ownership and operation of the Properties have been timely and properly paid.

  l.
  Except for consents already obtained and those not yet obtained as set forth on Exhibit L, Seller does not require the consent or approval of any third party or governmental body to transfer, sell or assign the Properties to Buyer.

  m.
  No action, suit, proceeding or claim is pending or to Seller's knowledge threatened against Seller relating to the Properties or to Seller's ownership or operation of the Properties or seeking to restrain or prohibit this Agreement or the transactions contemplated hereby, or to obtain damages, a discovery order or other relief in connection with this Agreement or the transactions contemplated hereby.

  n.
  Except as otherwise specifically provided herein, Seller makes no representations, express or implied, with respect to the condition of the Properties. No implied warranties of merchantability or fitness for purpose are made by Seller and Buyer specifically disclaims the same. The foregoing representations and warranties of Seller shall expressly survive Closing and not be deemed to have merged into any of the assignments or other conveyances at Closing.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

        Buyer represents and warrants to Seller as follows:

5.1
Buyer's Representations and Warranties.

a.
Buyer represents and warrants to Seller that Buyer is acquiring the properties for its own benefit and account and not with the intent of distributing fractional undivided interests thereof such as would be subject to regulation by federal or state securities laws.

b.
Buyer represents that by reason of Buyer's knowledge and experience in the evaluation, acquisition, and operation of similar properties, Buyer has evaluated the merits and risks of purchasing the properties and has formed an opinion based solely upon Buyer's knowledge and experience and upon the express representations and warranties of Seller contained in this Agreement and not upon any other representations or warranties by Seller with respect to the properties or as to the accuracy or completeness of any data, information, or materials heretofore or hereafter furnished to Buyer in connection with the properties, and any reliance on or use of the same has been and will be at Buyer's sole risk.

c.
Buyer represents that Buyer has made or will make during the "Assessment Period" all investigation necessary to determine the environmental condition of the Properties.

d.
Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Oklahoma, and is duly qualified to conduct business in Oklahoma.

e.
Buyer has the power and authority to execute and deliver this Agreement and each agreement and instrument to be delivered by Buyer pursuant hereto, and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement and each agreement and instrument to be delivered pursuant hereto by Buyer and the consummation of the transactions provided for hereby have been duly authorized and approved by all requisite action of Buyer and no other act or proceeding on the part of Buyer or its affiliates or partners is necessary to authorize the execution, delivery or performance of this Agreement, and this Agreement is a legal, valid, binding and enforceable obligation of Buyer, except as may be limited by bankruptcy or other laws of such general application affecting creditor's rights generally.

f.
No consent or filing is required with respect to Buyer in connection with the execution, delivery or enforceability of this Agreement or the consummation of the transactions provided for hereby, other than those for which any adverse consequences arising out of the failure to obtain such consent are immaterial, individually and in the aggregate, to the purchase and sale of the Properties.

g.
The execution and delivery of this Agreement and the consummation of the transactions provided for hereby does not violate any other agreement, contract, or instrument to which Buyer is subject or is a party.

h.
No action, suit, proceeding or claim is pending or to Buyer's knowledge threatened against Buyer seeking to restrain or prohibit this Agreement or the transactions contemplated hereby,

    or to obtain damages, a discovery order or other relief in connection with this Agreement or the transactions contemplated hereby.

  i.
  Buyer has not incurred any obligation or liability, contingent or otherwise, for brokers' or finders' fees in connection with the transactions contemplated by this Agreement for which Seller shall have any responsibility or liability. Buyer agrees to pay and to indemnify fully, hold harmless and defend Seller from and against, and pay, any claims by any person alleging a right to a broker's or finder's fee based upon any actions of Buyer in connection with these transactions.

ARTICLE VI

BUYER'S ASSESSMENT OF PROPERTIES

6.1
Assessment.    Buyer shall have a time period ("Assessment Period") which shall end on November 25, 2003, to conduct or have conducted, at its own risk and expense, an environmental assessment of the real property on which the Properties are located consisting of (i) a surface inspection of the Properties, (ii) an inspection of Seller's historical files for information, if any, to the best of Seller's knowledge, covering any spills or disposal of crude oil, petroleum, petroleum products and condensate or hazardous substances (herein collectively called the "Environmental Assessment").

6.2
Right of Entry.    Buyer agrees that the provisions of this Section shall apply to any and all access to the Properties or other Seller property in connection with this Agreement, whether such access occurred before or will occur after the execution of this Agreement. Seller will, to the extent it has the legal right to do so, provide Buyer (or its contractor) with reasonable access to the Properties to conduct the Environmental Assessment. Buyer and/or its contractor shall comply with prudent safety and industrial hygiene procedures and shall review such procedures with Seller prior to commencement of the Environmental Assessment. Buyer shall comply with Seller's established safety related rules and regulations including those provided by Seller's safety manual which will be provided to Buyer upon request. Buyer shall submit schedules to Seller which show when Buyer plans to enter the Properties or other Seller property. Said schedules shall be in sufficient detail to allow Seller to determine in advance the approximate number of employees, contractors, subcontractors and equipment that Buyer will have on the sites where the Properties are located at any time, and shall be provided to Seller sufficiently in advance of the date or dates of entry to enable Seller to arrange to have an inspector(s) present at the site(s). Buyer shall not enter the real property on which the Properties are located without the presence of an employee or contractor of Seller. It is understood that there are risks associated with entry onto the Properties, and Buyer assumes responsibility for the safety of personnel and property of both Buyer and Buyer's contractors. Buyer agrees to inspect the Properties for safety purposes prior to such entry and to exercise precautions and conduct all actions in a way that will, in so far as reasonably possible, assure the safety of persons and property.

6.3
Confidentiality.    Buyer shall maintain in confidence and not disclose to third parties or its employees, who are not involved in evaluating this asset acquisition, any Seller information obtained in the review of title or any other information obtained from Seller, and shall not use such Seller information in any manner that is adverse or detrimental to the interests of Seller.

6.4
Records.    Buyer shall not destroy or otherwise dispose of any records, files and other data acquired hereunder for a period of three (3) years following Closing (except as to tax records, for which the period shall be the applicable statute of limitations) except upon thirty (30) days prior written notice to Seller. During such periods, Buyer shall make such records, files and other data available to Seller or its authorized representatives for any business, legal or technical need in a manner, which does not unreasonably interfere with Buyer's business operations. Additionally, Seller shall have the right to retain copies of any records, files or other data transferred to Buyer hereunder.

6.5
Review of Title.

a.
Buyer has conducted a review of the Owned Real Estate, Real Property Leases and Easements, including permits and licenses, to determine whether Seller has good title thereunder and whether any consents or approvals are required for their assignment. At Buyer's request, Seller will provide Buyer with continuing access to Seller's right-of-way files covering the Owned Real Estate, Real Property Leases and Easements. If consents or approvals are required for assignment of any part of the Owned Real Estate, Real Property Leases, or Easements, Seller shall endeavor to obtain such consents and/or approvals, provided that (i) Seller shall not be required to incur any expense beyond Seller's usual overhead expense, (ii) Buyer shall cooperate in obtaining any such consents and or approvals and (iii) Buyer shall execute any reasonable documentation requested by the parties whose consent or approval may be required.

b.
Seller has disclosed the defects, deficiencies or exceptions in the Easements of which it is aware. Seller shall not be obligated to cure any defects, deficiencies or exceptions with respect to the items identified in Exhibit M-1. With respect to the items described on Exhibit M-2 and other defects or deficiencies in the Easements of which Buyer becomes aware and notifies Seller in writing within 120 days after Closing, Seller shall cure and eliminate such defects or deficiencies within the later of one (1) year after Closing or one (1) year after Buyer's written notice to Seller describing such defect or deficiency ("Cure Period"). In the event Seller is unable to cure and eliminate any such defects or deficiencies described on Exhibit M-2 or of which Buyer has given Seller timely notice, Seller shall, as Buyer's sole remedy, (i) indemnify Buyer against any Liabilities arising as a result of such defects or deficiencies of which Buyer has given Seller timely notice as provided in this Section 6.5(b), and (ii) pay Buyer its reasonable cost of re-routing the System around the deficient or defective right(s)-of-way, including, without limitation, all costs incurred for rights-of-way and easements. Further, during the Cure Period, Seller shall indemnify Buyer against any Liabilities arising as a result of such defects or deficiencies described on Exhibit M-2 or of which Buyer has given Seller timely notice as provided in this Section 6.5(b).

6.6
Right to Terminate.

a.
Except as hereinafter provided, Buyer shall have the right to terminate this Agreement only in the event that the Properties are subject to Material Adverse Environmental Conditions as defined below.

b.
For purposes of this Section, the term "Material Adverse Environmental Conditions" shall mean conditions which are required to be remediated under current applicable Environmental Laws and which, in the aggregate, would cost in excess of One Hundred Thousand Dollars ($100,000.00) to remedy.

c.
To terminate this Agreement pursuant to this Section 6.6, Buyer shall provide written notice to Seller and the Escrow Agent on or before November 30, 2003, at 3:00 p.m. Central Standard Time (the "Environmental Defect Notice Date"). To be effective, any such notice shall specifically identify and describe the basis for such termination, and shall include substantial evidence thereof, including a copy of the environmental assessment report or reports.

d.
Notwithstanding the delivery of such a notice of termination by Buyer to Seller, this Agreement shall not be terminated if within fifteen (15) days after Seller's receipt of such notice (and notwithstanding the occurrence of the Closing Date in the interim) (1) Seller remedies or agrees to remedy such Material Adverse Environmental Conditions; or (2) Seller

    and Buyer mutually agree on an adjustment to the Purchase Price, which adjustment shall reflect Buyer's cost to remedy such condition.

  e.
  If Seller agrees to remedy specific Material Adverse Environmental Condition(s), then all negotiations and contacts with state, federal and local agencies for approval and review of such remedial action shall be made by Seller, and Buyer shall make no independent contacts with any of the agencies relative to such remediation.

  f.
  If the Agreement is terminated pursuant to the right specified in this Section, the Earnest Money Deposit shall be returned to Buyer. No interest thereon shall be payable in the even the Earnest Money Deposit is repaid within twenty (20) days after the notice of termination is received.

6.7
Post-Closing Environmental Claims.

a.
Seller and Buyer shall bear the cost of Claims under Environmental Laws arising from incidents with respect to the Properties which occur prior to the Closing Date as follows: Seller shall reimburse Buyer for reasonable costs incurred by Buyer with respect to Claims of which Buyer provided written notice to Seller within two (2) years after the Closing Date for Claims under Environmental Laws for conditions existing on or before Closing that a governmental agency mandates under a law or regulation which was applicable as of the Closing Date, including all costs of remediation, and all fines, penalties and assessments, and property damage claims from third parties on whose land such remediation takes place (collectively "Environmental Remediation Costs"), provided Buyer also bears a portion of such costs according to the following schedule:

i.
Buyer shall pay 100% of the first $100,000.00 of Environmental Remediation Costs.

ii.
Seller and Buyer shall split (Seller reimbursing and Buyer paying) the next $250,000 on a 50/50 basis.

iii.
Seller shall be responsible for all Environmental Remediation Costs in excess of $350,000.00.

    Any costs incurred by Buyer for any Claims that Buyer did not give specific written notice describing the claim within two (2) years after Closing shall not be paid or reimbursed by Seller.

6.8
Buyer's Release and Indemnification for Post-Closing Environmental Claims.

a.
Buyer, its successors and assigns (herein collectively "Buyer Indemnitor") shall release, indemnify, defend and hold harmless Seller, and its officers, directors, employees, contractors, representatives, and successors (collectively "Seller Indemnitee") from all Claims asserted against Seller Indemnitee by any governmental agency, person or entity arising from or related to Buyer Indemnitor's ownership, operation, use, repair, removal, separation or control of the Properties from and after Closing, except to the extent related to any acts or omissions, or conditions first occurring or existing before Closing.

b.
If any action, suit, proceeding or claim is commenced, or if any claim, demand or assessment is asserted, by a third party in respect of which Seller is entitled to be indemnified under this Section, Seller shall notify Buyer thereof and may defend against the action, suit, proceeding or claim and, with the consent of Buyer, which shall not be unreasonably withheld, enter into any reasonable compromise or settlement. Seller may thereafter collect from Buyer the reasonable costs and expenses related to such defense and compromise or settlement, if applicable, including without limitation, attorneys fees, together with the amount paid or owed to such third party pursuant the action, suit, proceeding, claim, demand, compromise or settlement.

6.9
Seller's Release and Indemnification for Pre-Closing Liabilities.

a.
Seller shall release Buyer from and shall fully protect, indemnify and defend Buyer, its affiliates, and each of their officers, agents and employees and hold them harmless from and against any and all Liabilities relating to, arising out of, or connected, directly or indirectly, with the ownership or operation of the Properties, or any part thereof, pertaining to the period of time prior to the Closing Date; including without limitation, Liabilities relating to (i) injury or death of any person or persons whomsoever, (ii) damages to or loss of any property or resources, (iii) common law causes of action such as negligence, gross negligence, strict liability, nuisance or trespass, (iv) fault imposed by statute, rule, regulation or otherwise, (v) violation of the terms of any agreements or contracts, or (vi) acts or omissions, or conditions or circumstances occurring or existing prior to the Closing Date, except, however, the provisions of Section 6.7 hereof shall be applicable with respect to claims under Environmental Laws.

ARTICLE VII

COVENANTS, CLOSING CONDITIONS AND CLOSING

7.1
Covenants of Seller. Until the Closing, Seller (i) will operate the Properties in the ordinary course and in compliance with all applicable laws, (ii) will not, without the prior written consent of Buyer, which consent shall not be unreasonably withheld, commit to any operation reasonably anticipated by Seller to require future capital expenditures by the owner of the Properties in excess of $15,000, or make any capital expenditures in excess of $15,000, (iii) terminate or materially amend any of the Contracts, Real Property Leases or Easements, or execute or enter into any new material agreements affecting the Properties, (iv) will maintain generally insurance coverage on the Properties presently furnished by nonaffiliated third parties in the amounts and of the types presently in force, (v) will use commercially reasonable efforts to maintain in full force and effect all Real Property Leases and Easements, (v) will maintain and comply with all Permits, (vii) will not transfer, sell, hypothecate, encumber or otherwise dispose of any of the Properties.

7.2
Closing Conditions.

a.
Conditions of Seller to Closing. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject, at the option of Seller, to the satisfaction on or prior to the Closing of each of the following conditions:

i.
Representations.    The representations and warranties of Buyer set forth in Article 5 shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date;

ii.
Performance.    Buyer shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by it under this Agreement prior to or on the Closing Date;

iii.
Pending Litigation.    No suit, action or other proceeding by a third party (including any governmental body) seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement shall be pending before any governmental body;

  b.
  Conditions of Buyer to Closing. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject, at the option of Buyer, to the satisfaction on or prior to the Closing of each of the following conditions:

  i.
  Representations.    The representations and warranties of Seller set forth in Article 4 shall be materially true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date; Except, however, the existence of a violation of Environmental Laws with respect to the System shall not excuse Buyer from its obligation to close as such condition is specifically provided for pursuant to the provisions of Section 6.6.

  ii.
  Performance.    Seller shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by it under this Agreement prior to or on the Closing Date.

  iii.
  Pending Litigation.    No suit, action or other proceeding by a third party (including any governmental body) seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement shall be pending before any governmental body.

7.3
Closing.

a.
The "Closing" (hereby defined) of this sale shall occur on or before December 1, 2003, at the offices of Seller at 6655 South Lewis, Suite 222, Tulsa, Oklahoma 74136, unless the parties mutually agree to another location. Time shall be of the essence to this Agreement.

b.
At the Closing, Seller and Buyer shall execute and/or deliver one or more of each of the following documents:

i.
Certified Resolutions of Buyer and Seller authorizing all aspects of transactions contemplated herein; and

ii.
Any other documents, instruments, and/or certificates reasonably requested by Seller or Buyer or otherwise contemplated by this Agreement.

iii.
A certificate of non-foreign status provided to Buyer by Seller;

iv.
Incumbency certificates for all signatory officers of Buyer and Seller;

v.
Articles of Organization and Operating Agreement of Seller and the Articles of Organization and Operating Agreement of Buyer, certified as true and correct by the corporate secretary or officer of similar authority.

c.
At Closing, Seller shall execute and deliver:

i.
A Special Warranty Deed covering the Owned Real Estate in the form attached hereto as Exhibit N;

ii.
An Assignment of the Real Property Leases in the form attached hereto as Exhibit O;

iii.
An Assignment of the Easements in the form attached hereto as Exhibit P;

iv.
An Assignment of the Gathering Lines in the form attached hereto as Exhibit Q;

v.
A Bill of Sale covering the Compressor Stations, the Processing Facilities, the Equipment and the Parts Inventory in the form attached hereto as Exhibit R;

vi.
An Assignment of the Permits to the extent assignable in the form attached hereto as Exhibit S;

    vii.
    An Assignment of the Contracts in the form attached hereto as Exhibit T; and

    viii.
    An Assignment and Assumption of Lessee's Rights and Obligations under Equipment Lease in the form attached hereto as Exhibit U for each of the Equipment Leases.

  d.
  The above listed closing documents shall be executed at Closing and made effective as of the Effective Time at 12:01 a.m. on December 1, 2003, unless Seller and Buyer mutually agree to the contrary. The Escrow Agent shall deliver the Earnest Money to Seller, and Buyer shall deliver the balance of the Purchase Price to Seller's account by wire transfer of immediately available funds at Closing, without discount or deduction other than as expressly set forth in this Agreement and shown on a closing statement executed by both Buyer and Seller.

ARTICLE VIII

POST-CLOSING RESPONSIBILITIES

8.1
Consents.    Certain of the Contracts provide, by their terms, that the assignment thereof by Seller requires the consent of other parties to the Contracts. Seller shall be obligated to obtain such consents which shall be furnished to Buyer upon their receipt, which may be after Closing. Receipt of such consents shall not be a condition to Buyer's obligation to perform its obligations at Closing, but Seller shall provide such consents within 180 days after Closing. Seller shall facilitate the continuity and performance of any of the Contracts for which consents have not been procured prior to Closing until such consents are obtained. In performance of such obligation, Seller shall assure that Buyer receives the benefits of such Contracts which Buyer would have received if the consent had been obtained, including any natural gas sold thereunder, and Buyer shall fully perform Seller's obligations under such Contracts. In the event Seller receives funds attributable to periods after the Effective Time to which Buyer would be entitled as a result of such consents not being procured (or otherwise), Seller shall immediately transmit or pay the same to Buyer.

8.2
Permits.    It shall be Buyer's responsibility to obtain the issuance or transfer of all Federal, state or municipal licenses, registrations and other operational permits and authority; provided however, that Seller shall reasonably cooperate with Buyer's reasonable efforts to obtain the transfer of such permits.

8.3
Sales and Other Taxes.    As may be required by relevant taxing agencies, Seller shall collect and Buyer shall pay on the date of Closing all applicable state and local sales tax, use tax, gross receipts tax, business license tax and other taxes arising as a result of the transactions hereunder, except taxes imposed by reason of income to Seller. Any state or local tax specified above, inclusive of any penalty and interest, assessed at a future date against Seller with respect to the transaction covered herein shall be paid by Buyer or, if paid by Seller, Buyer shall promptly reimburse Seller therefor. Any documentary stamp tax, which may be due, shall be paid by Buyer.

8.4
Transfer of System By Buyer.    In the event Buyer sells, assigns or transfers all or a substantial part of the System, Buyer shall cause its transferee to assume with Buyer Buyer's liability for any obligations of Buyer to Seller under this Agreement. Such assumption shall not effect Buyer's continuing responsibility for such obligations.

ARTICLE IX

BURLINGTON CONTRACT PURCHASE PRICE REDUCTION

9.1
Burlington Contract Purchase Price Reduction.

a.
The parties acknowledge that Burlington Resources Oil & Gas Company and Burlington Resources Trading, Inc. (collectively "Burlington") operate wells connected to the System and sell and transport gas to and through the System pursuant to a Gas Gathering Agreement dated effective January 1, 1998, as amended (the "Burlington Contract"). Seller has been determining the amount of MMBTUs due to Burlington each month for Burlington's gas delivered to the System and, (ii) the associated gathering fees due to Seller each month for Burlington's gas delivered to the System (i and ii are collectively referred to as the "Monthly Settlement") by the method set forth in columns 1 through 4 and columns 12 through 26 of the Burlington Settlement Statement for September, 2003, attached hereto as Exhibit V (the "Current Methodology"). Burlington has recently raised the issue of whether the "B-Water Cont. Corrected for %" reflected as column 14 (the "Column 14 Correction") on Exhibit V was properly applied. Burlington contends that the adjustment provided by the Column 14 Correction of the Current Methodology results in an understatement of the amount of MMBTUs delivered and that the Monthly Settlement should be determined by the method set forth in columns 1 through 11 of the Burlington Settlement Statement for September, 2003, attached hereto as Exhibit V (the "Contended Methodology"). The difference in result between the Current Methodology and the Contended Methodology is reflected on Exhibit V as the "Method Difference of $19,147.80." Burlington has demanded that the Monthly Settlement for the remaining term of the Burlington Contract be changed to the Contended Methodology. Buyer believes that such a change would decrease the revenue to be derived by it from the System, and the Seller has agreed to reduce the amount it otherwise required to be paid at Closing by $900,000.00 (the "$900,000.00 Reduction") to accommodate Buyer's contention that a change from the Current Methodology to the Contended Methodology would decrease its future revenue from the System.

b.
The Purchase Price described in Section 3.1 reflects the $900,000.00 Reduction. Buyer acknowledges and the parties agree that in the event that prior to Closing Burlington agrees, pursuant to a written agreement approved by Buyer, which approval shall not be unreasonably withheld, that the Monthly Settlement under the Burlington Contract shall continue to be calculated using the Current Methodology the $900,000.00 Reduction shall be restored to and added to the Purchase Price to be paid at Closing, except, however, in the event that Burlington agrees that the Monthly Settlement under the Burlington Contract shall continue to be calculated using the Current Methodology and Seller requests that a settlement amount be paid by Buyer at the Closing to Burlington, in which event the Purchase Price shall be reduced by any such payment to Burlington.

c.
In the event Burlington does not agree prior to Closing that Monthly Settlement under the Burlington Contract shall continue to be calculated using the Current Methodology, the $900,000.00 Reduction shall remain in effect and the Purchase Price provided by Section 3.1 shall be effective as the Purchase Price to be paid at Closing. In such event, Buyer shall pay Seller annually during the remaining term of the Burlington Contract ending December 31, 2007, and from and after the Effective Time the "Burlington Reduction Reimbursement," if any. The Burlington Reduction Reimbursement shall be equal to the positive difference, if any, of (x) the total revenues realized by Buyer under the Burlington Contract, during a given year for the wells described on Exhibit V hereto, minus (y) the amount of total revenues that would have been realized by Buyer under the Burlington Contract during that year for the wells described on Exhibit V hereto had Buyer used the Contended Methodology. The intent of the parties is to reimburse Seller for the $900,000.00 Reduction to the extent Buyer is able to utilize the Current Methodology. Buyer shall not be required to pay Seller in excess of $225,000.00 per year for the Burlington Reduction Reimbursement, but any amounts thereof accrued during such year in excess of $225,000.00 shall be carried over and paid in subsequent years subject to the maximum payment of $225,000.00 in any one year. The maximum aggregate payment for the Burlington Reduction Reimbursement shall be $900,000.00. A "year" for purposes of calculating the maximum annual payment shall be a 365 day period commencing on the day after Closing.

  d.
  Buyer shall continue to pay the Monthly Settlement to Burlington utilizing the Current Methodology, for at least the two (2) months following the Closing (or for such shorter period of which Buyer is notified by Seller in writing). Seller shall pay and indemnify Buyer against payment of any claims, demands, liabilities or causes of action of Burlington, including attorneys' fees and costs of defense, arising as a result of Buyer's compliance with this provision, exclusive, however, of any amounts determined to be due Burlington under the Burlington Contract for periods after Closing for which Seller shall have no liability.

ARTICLE X

MISCELLANEOUS

10.1
Payment of Seller's Post Closing Obligations by American Central.    American Central shall pay or perform any post-closing obligations or liabilities of Seller to Buyer. DTE Gas Storage, Pipelines and Processing Company, formerly known as MCNIC Pipeline & Processing Company, Inc., a Michigan corporation, MCNIC East Texas Pipeline & Processing Company, a Michigan corporation, and MCNIC East Texas Gathering Company, a Michigan corporation (collectively the "MCNIC Group") shall have no liability for the payment or performance of any post-closing obligation or liability of Seller to Buyer.

10.2
Post-Closing Operation by Seller.    Buyer intends to hire the field employees of Seller engaged in the operation of the System after the Closing. However, Buyer desires not to hire such personnel prior to December 2, 2003, one (1) day after Closing. Therefore, to accommodate Buyer, Seller shall continue to use its employees to operate the System until 12:01 a.m. December 2, 2003. Buyer shall pay to Seller at Closing Seller's cost of continuing to operate the System in the amount of $7,227.97. Seller shall have no liability for any loss, damage or expense (other than its own payroll cost) incurred or suffered during the one (1) day period covered by this provision except those incurred as a result of the gross negligence or intentional wrongdoing of Seller, and Buyer agrees to release Seller from the same.

10.3
Release of MCNIC Group.    Buyer agrees to release the MCNIC Group and their respective officers and directors, from any and all obligations and liabilities of Seller and/or American Central related to this Agreement, the System or any other assets acquired by Buyer pursuant to this Agreement.

10.4
Default.    If Buyer defaults on or prior to Closing in a material way on Buyer's obligations, including but not limited to Buyer's absence at the designated time and place for Closing, Seller shall be entitled to be paid and retain the Earnest Money Deposit as liquidated damages in addition to all of its other rights or remedies at law or in equity. Further, Seller shall be free immediately to sell the Properties to any third party without any restriction under or by reason of this Agreement. If Seller defaults on or prior to Closing in a material way on Seller's obligations, including but not limited to Seller's absence at the designated time and place for Closing, Buyer may specifically enforce Seller's obligation to close or, at its option, may terminate this Agreement and receive a refund of the Earnest Money Deposit, in addition to all of its other rights or remedies at law or in equity.

10.5
Notices.    All notices, requests, demands, instructions and other communications required or permitted to be given hereunder shall be in writing and shall be delivered personally, mailed by registered mail, postage prepaid or sent by facsimile, as follows:

  IF TO SELLER, ADDRESSED TO:

    American Central Western Oklahoma Gas Company, LLC
    ATTN: Anthony Michog, Executive Vice President
    6655 South Lewis, Suite 222
    Tulsa, Oklahoma 74136
    Facsimile No.: 918-493-8660

  IF TO BUYER, ADDRESSED TO:

    MarkWest Energy Partners, L.P.
    ATTN: Sr. Vice President, Southwest Business Unit
    155 Inverness Drive West, Suite 200
    Englewood, CO 80112-5000
    Facsimile No.: 303-290-8769

  or to such other place as either party may designate as to itself by written notice to the other. All notices will be deemed given on the date of receipt at the appropriate address.

10.6
Governing Law.    The provisions of this Agreement and the documents delivered pursuant hereto shall be governed by and construed in accordance with the laws of the State of Oklahoma without regard to its conflicts of laws provisions which if applied might require the application of the laws of another jurisdiction.

10.7
Assignment.    This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted successors and assigns. This Agreement may not be assigned, in whole or in part, without the prior written consent of the other party hereto, and any such assignment that is made without such consent shall be void and of no force and effect.

10.8
Entire Agreement; Amendments.    This Agreement, including the attached Exhibits, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, superseding any and all prior negotiations, discussions, agreements and understandings, whether oral or written, relating to such subject matter. Exhibits "A" through "W", as more specifically described herein or in the attached "Schedule of Exhibits", are incorporated herein for all purposes. This Agreement may not be amended, and no rights hereunder may be waived except by a written document signed by the party to be charged with such amendment or waiver.

10.9
Publicity.    All notices to third parties and other publicity concerning the transactions contemplated by this Agreement shall be jointly planned and coordinated by and between Buyer and Seller and Buyer may issue a press release in substantially the form attached hereto as Exhibit W. No party shall act unilaterally in this regard without the prior written approval of the other, unless required by law.

10.10
No Third Party Beneficiary.    It is expressly understood that the provisions of this Agreement do not impart enforceable rights in anyone who is not a Party or a successor or assign of a party hereto; provided, however, that DTE Gas Storage, Pipelines and Processing Company, its affiliates and their respective employees, officers, directors and shareholders shall be third party beneficiaries with respect to Sections 10.1 and 10.3 of this Agreement.

10.11
Joint Efforts.    This Agreement was prepared with each of the Parties having access to their own legal counsel. Accordingly, the Parties stipulate and agree that this Agreement shall be deemed and considered for all purposes as prepared through the joint efforts of the Parties and shall not be construed against one Party or the other as a result of the preparation, submittal or other event of negotiation or drafting.

10.12
Headings.    The division of this Agreement into articles, sections, and subsections and the insertion of headings and table of contents, if any, are for convenience only and shall not be used in or affect the construction or interpretation of this Agreement.

10.13
Severability.    If any term or provision or portions thereof is deemed invalid or unenforceable pursuant to a final determination of any court of competent jurisdiction or as a result of future laws, such determination or action shall be construed so as not to affect the validity or effect of any other portion or portions of this Agreement. Furthermore, it is the intent and agreement of the Parties that this Agreement shall be deemed amended by modifying such term or provision to the extent necessary to render it valid and enforceable while preserving the original intent of the affected term or provision or if that is not possible, by substituting therefor another provision that is valid and enforceable and achieves the same objective.

10.14
Further Assurances and Documents.    Each Party shall promptly take such further actions, including the execution of further documents, as shall be reasonably required in order to carry out the intent and purposes of this Agreement or to protect the rights and remedies hereby created or intended to be created in favor of one or both Parties.

10.15
Risk of Loss.    Until Closing, risk of loss to the Properties shall be on Seller. In the event of a casualty loss with respect to the Properties prior to Closing involving damages in excess of $20,000.00, Buyer may terminate this Agreement and be repaid the Earnest Money Deposit unless Seller pays the cost of repair of such damage.

10.16
Litigation.    In the event of legal proceedings to interpret or enforce the provisions hereof, the prevailing party shall be entitled to cover its reasonable attorneys' fees and costs of the action.

10.17
Multiple Counterparts.    This Agreement may be executed in a number of identical counterparts and by facsimile signatures. If so executed, each of such counterparts and facsimile signatures is to be deemed an original for all purposes, and all such counterparts shall, collectively, constitute one (1) agreement.

        Executed on behalf of the parties hereto on the dates set forth below the respective signature lines but effective as of the date first set forth herein above.

BUYER:	MARKWEST WESTERN OKLAHOMA GAS COMPANY, L.L.C.
	By:	/s/ RANDY S. NICKERSON
	Title:	Sr. Vice President Corp Dev
	Date:	November 18, 2003
SELLER:	AMERICAN CENTRAL WESTERN OKLAHOMA GAS COMPANY, L.L.C.
	By:	AMERICAN CENTRAL GAS TECHNOLOGIES, INC., Manager
	By:	/s/ ANTHONY R. MICHOG
	Title:	EVP
	Date:	November 18, 2003
AMERICAN CENTRAL GAS TECHNOLOGIES, INC.
	By:	/s/ ANTHONY R. MICHOG
	Title:	EVP
	Date:	November 18, 2003

QuickLinks

  EXHIBIT 2.1
ASSET PURCHASE AND SALE AGREEMENT
ARTICLE I DEFINITIONS
ARTICLE II PURCHASE AND SALE OF THE PROPERTIES
ARTICLE III PURCHASE PRICE
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF SELLER
ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYER
ARTICLE VI BUYER'S ASSESSMENT OF PROPERTIES
ARTICLE VII COVENANTS, CLOSING CONDITIONS AND CLOSING
ARTICLE VIII POST-CLOSING RESPONSIBILITIES
ARTICLE IX BURLINGTON CONTRACT PURCHASE PRICE REDUCTION
ARTICLE X MISCELLANEOUS